Exhibit 10.4

ASSIGNMENT AND ASSUMPTION OF LEASE

This ASSIGNMENT AND ASSUMPTION OF LEASE (this “Assignment”) is made as of July 22, 2024 (“Execution Date”) by and between uniQure, Inc., a Delaware corporation (“Assignor”), and Genezen MA, Inc., a Delaware corporation (“Assignee”).

WITNESSETH

A.WHEREAS, Assignor and Assignee are parties to that certain Asset Purchase Agreement dated as of June 29, 2024 (the “APA”) by and among Assignor, uniQure biopharma B.V., Assignee and Genezen Holdings, Inc. pursuant to which Assignee is purchasing certain assets related to Assignor’s manufacturing and supplying of biologic products at the Premises (as hereinafter defined), and Assignor and Assignee are entering into this Assignment as required by the terms of the APA.

B.WHEREAS, pursuant to that certain Indenture of Lease dated as of July 24, 2013 (the “Original Lease”), between Hartwell Innovation Campus, LLC, as successor in interest King 113 Hartwell LLC, as landlord (“Landlord”), and Assignor, as tenant, as amended by that certain First Amendment dated as of November 9, 2018 (the “First Amendment”) and that certain Second Amendment dated as of June 17, 2019 (the “Second Amendment” and collectively with the Original Lease and the First Amendment, the “Lease”), Assignor leases from Landlord approximately 83,998 rentable square feet of space (the “Premises”) in the building located at 113 Hartwell Avenue, Lexington, Massachusetts (the “Building”), as more fully described in the Lease, a copy of which is attached hereto as Exhibit A upon and subject to the terms and conditions set forth in the Lease.

C.WHEREAS, pursuant to that certain Guaranty, dated July 24, 2013 (the “uniQure Guaranty”), uniQure N.V., a public limited liability company organized under the laws of the Netherlands (“uniQure Guarantor”) has guaranteed the payment and performance of all of Assignor’s obligations under the Lease.

D.WHEREAS, Assignor desires to assign to Assignee all of its right, title, and interest in, to and under the Lease, upon the terms and conditions hereinafter set forth; and

E.WHEREAS, Assignee desires to assume all of Assignor’s obligations under the Lease, upon the terms and conditions hereinafter set forth.

AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.Capitalized Terms. All capitalized terms not otherwise modified or defined herein shall have the same meanings as are ascribed to them in the Lease. All references in the Lease to the “Lease” or “this Lease” or “the Lease” or “herein” or “hereunder” or similar terms or to any section thereof shall mean the Lease, or such section thereof.

2.Assignment and Assumption. Assignor hereby assigns and transfers to Assignee, effective as of the Effective Date (as hereinafter defined), all of Assignor’s right, title and interest in, to and under the Lease, together with all of the rights, privileges and appurtenances with respect to the leasehold estate created thereby, and all of Assignor’s right, title and interest in and to the Tenant’s Work and Alterations (as such terms are defined in the Lease) located in the Premises, upon all of the terms and conditions herein set forth, to have and to hold the same unto Assignee, for the Term of the Lease and any renewals and extensions thereof, subject to all of the terms, covenants and conditions of the Lease.

3.Assumption. Assignee hereby accepts the foregoing assignment, effective as of the Effective Date (as hereinafter defined) and expressly assumes and agrees to fully and punctually pay, perform and observe all of the terms, covenants, conditions and obligations of the Lease required to be paid, performed and observed on the part of the Tenant under the Lease. For all purposes of this Assignment, the “Effective Date” shall mean the Closing Date, as such term is defined under the APA.

4.Replacement Letter of Credit. On or before the Effective Date, Assignee shall deliver a letter of credit to Landlord in the amount of $1,740,224.75 that complies with the requirements therefor in the Lease.

5.Unpaid Rent Obligations.  Pursuant to Section 2.03 of the APA, Assignor shall remain liable for all monetary obligations of the tenant under the Lease arising prior to the Effective Date, including, without limitation: (i) Tenant’s payments: (a) of Base Rent attributable to the Premises; and (b) of Additional Rent and other charges attributable to the Premises payable under the Lease, and (ii) the Assignor’s obligations (including payment obligations, if applicable) with respect to the Year End Statement of Operating Costs for fiscal year in which the Effective Date occurs and Taxes for Tax Period in which the Effective Date occurs under and in accordance with the Lease.  Within thirty (30) days after Landlord furnishes to Assignee the (x) Year End Statement for the fiscal year in which the Effective Date occurs and (y) Tenant’s Share of Taxes for the applicable Tax Period in which the Effective Date occurs, Assignee shall give notice (“Accounting Notice”) to Assignor stating whether the installments of Tenant’s Operating Costs and Tenant’s Share of Taxes, as applicable, were greater or less than the installments of Tenant’s Operating Costs and Tenant’s Share of Taxes to be made for such fiscal year or Tax Period, as applicable, and the amount of any difference, and the Accounting Notice will include a copy of the Year End Statement or any other invoice received from Landlord.  If there shall be a deficiency, Assignor shall pay the amount of such deficiency that is attributable to the period prior to the Effective Date to Assignee within thirty (30) days of Assignor’s receipt of Assignee’s Accounting Notice, or if there shall have been an overpayment, Assignee shall refund to Assignor the amount of such excess attributable to the period prior to the Effective Date within thirty (30) days of Assignor’s receipt of Assignee’s Accounting Notice.  If there is a dispute between Assignor and Assignee regarding the amounts set forth in the Accounting Statement, it shall be resolved in accordance with Section 2.03(d) of the APA.  In accordance with Article X of the APA, and subject to the conditions and limitations set forth therein (including without limitation the Deductible and Cap (as each are defined in the APA)), Assignor shall and hereby does indemnify Assignee against any claims relating to the monetary obligations of tenant under the Lease arising prior to the Effective Date.

6.Maintenance, Repair, and Restoration Obligations.

(a)Notwithstanding anything contained in the Lease or this Agreement to the contrary, Assignor and Assignee hereby agree that Assignee shall be obligated to provide and perform the maintenance, repair, replacement, restoration and janitorial obligations of Tenant under the Lease with respect to the Premises. All maintenance (including all routine maintenance contracts), repair, replacement and restoration to maintain the Premises in good condition and working order shall be the responsibility of Assignee.

(b)At the expiration or earlier termination of the Term of the Lease, Assignee and not Assignor shall be responsible for the removal of all alterations, additions or improvements installed by Assignor or Assignee in the Premises, to the extent required under the Lease and repair all damage resulting from such removal.

7.Assignment and Subletting.  From and after the Effective Date and except as otherwise permitted in Article 13 of the Lease, Assignee covenants and agrees not to assign, sublease, license, mortgage, pledge, encumber or otherwise transfer, voluntarily, by operation of law or otherwise, the Lease or any of its interest in the Lease, without on each occasion obtaining the prior written consent of Landlord, in accordance with Article 13 of the Lease.  Assignee’s ability to assign the Lease as set forth in the preceding sentence is subject in all respects to Assignee’s compliance with Section 7.04 of the APA.

8.Hazardous Materials.  From and after the Effective Date, Assignee expressly acknowledges and agrees that it and not Assignor shall be responsible for any removal, decontamination, compliance, reporting and remediation obligations in respect of the Premises required by the Lease, at Assignee’s sole cost and expense.  From and after the Effective Date, Assignee shall further be required to indemnify, hold harmless and defend Assignor from and against any and all claims, liabilities, or damages, arising directly out of:  (a) a violation of the provisions of Section 17 of the Lease; (b) the presence in, on, under or about the Premises or discharge in or from the Premises of any Hazardous Materials placed in, under or about the Premises, excluding any tenant improvement work done by Landlord; or (c) the use, analysis, storage, transportation, disposal, release, threatened release, discharge or generation of Hazardous Materials to, in, on, under, about or from the Premises, except in each case of clauses (a)-(c) to the extent Assignee demonstrates the same was directly caused by Assignor and not exacerbated by Assignee.

9.Insurance.  On or before the Effective Date and through May 31, 2029, Assignee, at Assignee’s sole expense, shall obtain and maintain from time to time all insurance types and coverages (and in such form) as are provided in the Lease to be obtained and maintained by the tenant and in amounts not less than those specified in the Lease.  All such policies of insurance shall name Assignor as an additional insured thereunder.  Assignee shall deliver copies of certificates of such insurance upon request by Assignor. If Assignee does not maintain such insurance naming Assignor as an additional insured thereunder, Assignor may obtain such insurance at Assignee’s sole cost and expense and Assignee shall reimburse Assignor for such costs upon demand by Assignor.

10.Guaranty.  Concurrently with the execution of this Assignment, Genezen Holdings, Inc., a Delaware corporation (“Genezen Guarantor”) shall execute and deliver a guaranty in the form attached hereto as Exhibit B (the “Genezen Guaranty”) in favor of Assignor and uniQure Guarantor, guaranteeing the payment and performance of all of Assignee’s covenants, obligations and agreements under this Agreement and as tenant under the Lease, including without limitation holdover rents or restoration obligations, arising on or before, or relating to the period ending on, May 31, 2029, or, if later, for which Assignor is liable to Landlord.

11.Condition of the Premises.  Assignee acknowledges and agrees that it will accept the Premises in its current “as is”, “where is” condition and that Assignor has no obligation to do any work or other thing to prepare or make the Premises ready for Assignee.  As between Assignor and Assignee, Assignor shall have no obligations under the Lease following the Effective Date.

12.Indemnification.  Assignee shall indemnify and hold Assignor and uniQure Guarantor harmless from and against any and all demands, claims, actions, losses, damages, liabilities, litigation and costs and expenses thereof including, without limitation reasonable attorneys’ fees and disbursements of any kind and nature whatsoever (collectively, “Assignor Claims”), which may be imposed on, asserted against or otherwise incurred by Assignor or uniQure Guarantor by or on behalf of any person or entity whatsoever due to or arising from the failure or alleged failure of Assignee, to undertake, perform, pay, discharge or observe any of the covenants, terms and conditions of the Lease, including, but not limited to any amendment thereto and with respect to any tenant improvement allowance or increased rent from and after the Effective Date, or otherwise arising out of Assignee's use and occupancy of, and operations in, the Premises after the Effective Date. If any action or proceeding is brought against Assignor by reason of any Assignor Claim, Assignee, upon notice from Assignor or uniQure Guarantor, shall defend such action or proceeding with counsel reasonably approved by Assignor or uniQure Guarantor, and Assignee shall pay all expenses in respect of defending against such action or proceeding.

13.Assignor’s Ability to Cure.  In the event that Landlord notifies Assignor and Assignee of a nonmonetary default by Assignee under the Lease and such nonmonetary default is not cured by Assignee within fifteen (15) days after receipt of such notice (or if the nature of Assignee’s default under the Lease is such that more than fifteen (15) days are reasonably required for its cure, and Assignee has not commenced such cure within said fifteen (15) day period and continued to diligently prosecute such cure to completion) and Assignee has not notified Assignor that that Assignee has or will commence to cure such nonmonetary default within said fifteen (15) day period, then Assignor shall, upon written notice to Assignee, be permitted to enter the Premises and cure such nonmonetary default on Assignee’s behalf at Assignee’s sole cost and expense, provided, however, Assignor shall have an additional five (5) business days beyond applicable notice and cure periods to cure such nonmonetary default.

14.Notices. Any notice, consent request, demand or other instrument or communication required or permitted to be given under this Assignment shall be made in accordance with the Lease addressed, if to Assignor, at the address set forth below; and if to Assignee, either at the Premises or at the address as set forth below.  Either party may at any time change the address or specify an additional address for such notices by delivering notice thereof to the other party.

Assignor’s Notice Address:	uniQure, Inc.
One Hartwell Place
Lexington, MA 02421
Attn: Chief Legal Officer
Email: [***]

With a copy to:	Covington & Burling LLP
The New York Times Building
620 Eighth Avenue
New York, NY 10018-1405
Attn: [***]
Email: [***]

Assignee’s Notice Address:	Genezen MA, Inc.
c/o Genezen Holdings Inc.
9900 Westpoint Drive, Suite 128
Indianapolis, IN 46256
Attn: [***]
Email: [***]

With a copy to:	Goodwin Procter LLP
100 Northern Avenue
Boston, Massachusetts 02210
Attn: [***]
Email: [***]

15.Attorneys’ Fees. Assignee and Assignor shall each pay to Landlord fifty percent (50%) of the total costs and fees incurred by Landlord in connection with this Assignment and Landlord’s consent hereto, including reasonable attorneys’ fees, as applicable, in accordance with Article 13 of the Lease.

16.Binding Effect; Entire Agreement; Amendment. This instrument shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assignees. This Assignment, the APA and the Consent contain all of the agreements of the parties hereto with respect to the matters contained herein, and no prior agreement, arrangement or understanding pertaining to any such matters shall be effective for any purpose. This Assignment may not be amended, modified, or terminated except by an instrument, in writing, executed by the parties hereto.

17.Landlord’s Consent. This Assignment is contingent upon receipt of Landlord’s consent to this Assignment (the “Consent”).

18.Authority. Assignor and Assignee each hereby covenants, warrants and represents that each individual executing or delivering this Assignment on behalf of such party is duly authorized to do so in accordance with the organizational documents of such party; that the Lease, as assigned by this Assignment, is binding upon such party; that such party is duly organized and authorized to conduct business in the Commonwealth of Massachusetts; and that the execution and delivery of this Assignment by such party will not result in any breach of, or constitute a default under, any mortgage, deed of trust, lease, loan, credit agreement, partnership agreement or other contract or instrument to which such party is a party or by which such party may be bound.

19.Multiple Counterparts; Signatures. This Assignment may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document. Each party hereto, and their respective successors and assigns shall be authorized to rely upon the signatures of all of the parties hereto on this Assignment which are delivered by facsimile, PDF or electronically as constituting a duly authorized, irrevocable, actual, current delivery of this Assignment with original ink signatures of each person and entity. Assignor and Assignee (i) intend to be bound by the signatures (whether original, faxed or electronic) on any document sent or delivered by facsimile or, electronic mail, or other electronic means, (ii) are aware that the other party will rely on such signatures, and (iii) hereby waive any defenses to the enforcement of the terms of this Assignment based on the foregoing forms of signature. If this Assignment has been executed by electronic signature, all parties executing this document are expressly consenting under the Electronic Signatures in Global and National Commerce Act (“E-SIGN”), and Uniform Electronic Transactions Act (“UETA”), that a signature by fax, email or other electronic means shall constitute an Electronic Signature to an Electronic Record under both E-SIGN and UETA with respect to this specific transaction.

20.Jurisdiction. This Assignment shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Assignment and Assumption of Lease as of the day and year first above written.

ASSIGNOR:

UNIQURE, INC.,
a Delaware corporation

By:	/s/ Matt Kapusta
Name:	Matt Kapusta
Title:	Chief Executive Officer

ASSIGNEE:

GENEZEN MA, INC.,
a Delaware corporation

By:	/s/ Steve Favaloro
Name:	Steve Favaloro
Title:	Chief Executive Officer

CONFIRMATION OF UNIQURE GUARANTOR

The undersigned, as Guarantor of the above referenced Lease pursuant to that certain Guaranty dated July 24, 2013, hereby consents to the forgoing Assignment and Assumption of Lease.

Executed as of the day and year first above written.

GUARANTOR:

UNIQURE N.V., a public limited liability company organized under the laws of the Netherlands,

By:
Name:
Title:

EXHIBIT A

Copy of the Lease

A-1

EXHIBIT B

Form of Genezen Guaranty

GUARANTY

This GUARANTY (this “Guaranty”) dated as of _________, 2024 is made by GENEZEN HOLDINGS, INC., a Delaware corporation (the “Guarantor”), in favor of uniQure, Inc., a Delaware limited liability company (“Assignor”) and uniQure N.V., a public limited liability company organized under the laws of the Netherlands (“uniQure Guarantor”).

Assignor has agreed to assign that certain Lease dated as of July 24, 2013 by and between Assignor, as tenant, and Hartwell Innovation Campus, LLC, as successor in interest to King 113 Hartwell LLC, as landlord (“Landlord”), as amended by that certain First Amendment dated as of November 9, 2018, that certain Second Amendment dated as of June 17, 2019 and that certain Landlord Consent to Assignment and Assumption of Lease and Third Amendment to Lease dated as of even date herewith (collectively, the “Lease”) with respect to approximately 83,998 rentable square feet of space (the “Premises”) within the building located at 113 Hartwell Avenue, Lexington, Massachusetts (the “Building”) to Genezen MA, Inc., a Delaware corporation (“Assignee”) pursuant to that certain Assignment and Assumption of Lease dated as of even date herewith (the “Assignment”).  In order to induce Assignor to enter into the Assignment, Guarantor has agreed to execute and deliver this Guaranty to Assignor and uniQure Guarantor.  For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor hereby agrees to unconditionally guarantee the timely and punctual payment of all Rent, as defined in the Lease, and other payments required to be paid by the “Tenant” under the Lease (to the extent Assignor and/or uniQure Guarantor are liable to Landlord therefor) or by Assignee under the Assignment, and the timely and prompt full performance and observance of all the covenants, conditions and agreements therein provided to be performed and observed by the “Tenant” under the Lease (to the extent Assignor and/or uniQure Guarantor are liable to Landlord therefor) or by Assignee under the Assignment.  Guarantor expressly agrees that the validity of this Guaranty and the obligations of Guarantor shall in no way be terminated, affected or impaired by reason of the granting by Landlord, Assignor and/or uniQure Guarantor of any indulgences to Assignee or by reason of the assertion by Landlord, Assignor and/or uniQure Guarantor against Assignee of any of the rights or remedies reserved to Landlord, Assignor and/or uniQure Guarantor pursuant to the provisions of the Lease or the Assignment or by the relief of Assignee from any of Assignee’s obligations under the Lease or the Assignment by operation of law or otherwise (including, but without limitation, the rejection of the Lease and/or the Assignment in connection with proceedings under the bankruptcy laws now or hereafter enacted); Guarantor hereby waiving all suretyship defenses.

The obligations of Guarantor include, but are not limited to, the payment to either Assignor or uniQure Guarantor of any monies payable by the “Tenant” under any provisions of the Lease or the Assignment, at law, or in equity, including, without limitation, any monies payable by virtue of the breach of any warranty, the grant of any indemnity or by virtue of any other covenant of the

“Tenant” and/or Assignee under the Lease (to the extent Assignor and/or uniQure Guarantor is liable to Landlord therefor) and/or the Assignment.

Guarantor’s obligations hereunder constitute a guaranty of payment and performance, and not of collection merely, and shall remain in full force and effect until all of the obligations of the “Tenant” and/or Assignee under the Lease (to the extent Assignor and/or uniQure Guarantor is liable to Landlord therefor) or the Assignment have been paid and performed in full.  If at any time any payment made by Assignee to Landlord (to the extent Assignor and/or uniQure Guarantor is liable to Landlord therefor), Assignor or uniQure Guarantor is rescinded or must be otherwise restored or returned upon insolvency, bankruptcy, or reorganization of Assignee or otherwise, Guarantor’s obligations hereunder with respect to such payment shall be reinstated at such time as though such payment had not ever been made.  Guarantor further agrees that its liability under this Guaranty shall be primary (and that the heading of this instrument and the use of the word “Guaranty” shall not be interpreted to limit the aforesaid primary obligations of Guarantor), and that in any right of action which shall accrue to Assignor and/or uniQure Guarantor hereunder, Assignor and/or uniQure Guarantor may, at their respective option, proceed against Guarantor, any other guarantor, and Assignee, jointly or severally, and may proceed against Guarantor without having commenced any action against or having obtained any judgment against Assignee or any other guarantor.  Guarantor irrevocably waives any and all rights Guarantor may have at any time prior to performance in full of all of the guaranteed obligations under this Guaranty (whether arising directly or indirectly, by operation of law or by contract or otherwise) to assert any claim against Assignee on account of payments made under this Guaranty, including, without limitation, any and all rights of or claim for subrogation, contribution, reimbursement, exoneration and indemnity, and further waives any benefit of and any right to participate in any security deposit or other collateral which may be held by Assignor and/or uniQure Guarantor; and Guarantor will not claim any set-off or counterclaim against Assignee in respect of any liability Guarantor may have to Assignee.

Guarantor hereby waives presentment, protest, notice of default, demand for payment, and all other suretyship defenses whatsoever with respect to any payment guaranteed under this Guaranty, and agrees to pay unconditionally upon demand all amounts owed under the Lease.  Guarantor further waives any setoff or counterclaim (except for any compulsory counterclaims that must be brought in an action commenced by Assignor and/or uniQure Guarantor against Assignee or Guarantor) that Assignee or Guarantor may have or claim to have against Assignor and/or uniQure Guarantor and the benefit of any statute of limitations affecting Guarantor's liability under this Guaranty.  Guarantor hereby agrees to indemnify each of Assignor and uniQure Guarantor and hold each of them harmless from and against all loss and expense, including legal fees, suffered or incurred by Assignor and/or uniQure Guarantor as a result of claims to avoid any payment received by Assignor and/or uniQure Guarantor from Assignee with respect to the obligations of the “Tenant” under the Lease or by Assignee under the Assignment.  If Assignor and/or uniQure Guarantor retains an attorney to enforce this Guaranty or to bring any action or any appeal in connection with this Guaranty or the collection of any payment under this Guaranty, Assignor and/or uniQure Guarantor shall be entitled to recover its reasonable attorneys’ fees, costs and disbursements in connection therewith, as determined by the court before which such action or appeal is heard, in addition to any other relief to which Assignor and/or uniQure Guarantor may be entitled.

Guarantor represents to Assignor and uniQure Guarantor that Guarantor owns, directly or indirectly, a majority of the outstanding ownership interests of Assignee.

No subletting, assignment or other transfer of the Lease, or any interest therein, shall operate to extinguish or diminish the liability of Guarantor under this Guaranty; and wherever reference is made to the liability of “Tenant” named in the Lease or “Assignee” in the Assignment, such reference shall be deemed likewise to refer to Guarantor.

All payments becoming due under this Guaranty and not paid within ten (10) days after written notice from Assignor and/or uniQure Guarantor that the same is due shall bear interest from the applicable due date until received by Assignor and/or uniQure Guarantor at the rate set forth in Section 5.4 of the Lease for late payments.

It is further agreed that all of the terms and provisions hereof shall inure to the benefit of the heirs, executors, administrators and assigns of Assignor and uniQure Guarantor, and shall be binding upon the heirs, successors and assigns of Guarantor.  Each reference in this Guaranty to Guarantor shall be deemed to include the successors and assigns of Guarantor, all of whom shall be bound by the provisions of this Guaranty; provided, however, notwithstanding any such assignment, the original Guarantor shall remain fully and completely liable and responsible for all of its obligations, duties, and liabilities under this Guaranty.  In no event shall this Guaranty be assigned, transferred, modified or amended without the prior written consent of both Assignor and uniQure Guarantor in each instance.

Guarantor shall at any time and from time to time upon not less than thirty (30) days’ prior written notice from Assignor and/or uniQure Guarantor, execute, acknowledge and deliver to Assignor and uniQure Guarantor a statement in writing certifying that this Guaranty is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), it being intended that any such statement delivered pursuant hereto may be relied upon by Assignor and uniQure Guarantor and their respective successors and assigns.

Guarantor hereby agrees that this Guaranty shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to principles of conflict of laws.  Guarantor hereby agrees that all actions to enforce this Guaranty, and all disputes arising, directly or indirectly, out of or relating to this Guaranty, shall be dealt with and adjudicated in the state courts of the Commonwealth of Massachusetts or the federal courts for the Commonwealth of Massachusetts and for that purpose hereby expressly and irrevocably submits itself to the sole and exclusive jurisdiction of such courts.  Guarantor waives any and all rights under the laws of any state or the United States or otherwise to object to such jurisdiction.  Guarantor hereby irrevocably appoints Tenant as its agent for service of process in connection with any such action.  Guarantor agrees that so far as is permitted under applicable law, this consent to personal jurisdiction shall be self-operative and no further instrument or action, other than service of process as otherwise permitted by law, shall be necessary in order to confer jurisdiction upon it in any such court.

Notices given under this Guaranty shall be in writing and delivered, sent or transmitted in the manner set forth in the Assignment (i) if to Assignor and/or uniQure Guarantor, to c/o uniQure, Inc., One Hartwell Place, Lexington, MA 02421, Attn: Chief Legal Officer, Email:

legalnotices@uniqure.com, with a copy to Covington & Burling LLP, The New York Times Building, 620 Eighth Avenue, New York, NY 10018-1405, Attn: Stephen A. Infante, Esq., and (ii) if to Guarantor, to it at:  9900 Westpoint Drive, Suite 128, Indianapolis, IN 46256, Attention: Steve Favaloro, with a copy to Goodwin Procter LLP, 100 Northern Avenue, Boston, MA 02210, Attention: Andrew C. Sucoff, Esq., or such other address as Assignor, uniQure Guarantor or Guarantor has specified by written notice to the other.  Except as otherwise specifically required herein, notice of the exercise of any right, option or power granted to Assignor and/or uniQure Guarantor by this Guaranty is not required to be given.

Unless Guarantor is traded on a U.S. public stock exchange or other public stock exchange providing financial information in English readily available in the Boston area (whether via the internet or otherwise), Guarantor shall deliver to Assignor and/or uniQure Guarantor, within thirty (30) days after Assignor and/or uniQure Guarantor’s reasonable request (which request may be made no more than once per calendar year) Guarantor’s most recently completed audited financial statements, and if Guarantor does not have audited financial statements Guarantor shall deliver unaudited financial statements.  Any such financial information may be relied upon by Assignor and/or uniQure Guarantor.

Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Lease.

[Signature Page Follows]

IN WITNESS WHEREOF, Guarantor executes this Guaranty as an instrument under seal as of the day and year first written above.

GUARANTOR:

GENEZEN HOLDINGS, INC.,
a Delaware corporation

By:
Name:
Title: